EXHIBIT 10.7

                             MEMORANDUM OF AGREEMENT

                              Contract # JWR-90-03

1.       BUYER:            The Procter & Gamble Manufacturing Company

2.       SELLER:           Anchor Advanced Products, Inc.
                           1307 Davis Street
                           Morristown, TN 37814

3.       COMMODITY:        Toothbrushes

4.       QUANTITY:

     Buyer's requirements, including quantities for its affiliate(s) estimated at [*] units during the period of this agreement.

5.       QUALITY:

     Toothbrushes are to be produced in accordance with Buyer's applicable general and individual specifications, including any subsequent additions or alterations mutually agreeable to Buyer and Seller. In addition, the Seller will commit resources to continual improvement of systems and quality, statistical process control, submission of certificates of analysis (CDA's) with each shipment which includes results of tests to be mutually agreed on by Buyer and Seller, and a certification of quality (COQ) program to minimize Buyer inspection of incoming materials. Buyer will provide resources to support Seller's efforts.

[*] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

6.       PERIOD:

     7-1-93 through 12-31-97 with option to extend for three (3) additional one
(1) year periods by mutual agreement.

7.       PRICE:

     [*] 2 pages omitted

     [*]

[*]

8.       PAYMENT TERMS:

     Net 30 days after receipt of complete and accurate invoice in Cincinnati.

     Buyer agrees that if, upon Seller's submission of properly executed invoices, actual payment experience as of October 1, 1993 does not reflect the 30 day payment term on 95% of all invoices due for payment during the previous 30 days, Buyer will immediately adjust the payment terms to Net-15 days as compensation for the payment delay. The adjustment will remain in effect until such time as buyer is able to pay 95% of all invoices on time. If an on tune payment history is resumed for 3 months, the Net-30 terms will again apply. If in the future the late payment problem re-occurs for a period exceeding 60 days, Seller will be entitled to request an immediate reapplication of the above procedure.

9.       FREIGHT PAYMENT:

     F.O.B., Morristown, TN.; freight will not be prepaid nor invoiced for Buyer.

10.      SHIPMENTS:

     From Seller's stock as determined by Buyer.

11.       CAPITAL COMMITMENT:

Seller has made a capital investment of [*] to date. This investment has funded [*]. [*] In the event that Buyer totally ceases to market toothbrushes in the U.S. at any time between 7-1-93 and 12-31-97, Buyer will be obligated to repay Seller for [*]. Buyer's obligation will be to pay Seller for [*]

     7-1-93 - 12-31-93 [*] excluding installation

     1-1-94 - 12-31-94 [*] excluding installation

     1-1-94 - 12-31-95 [*] excluding installation

     1-1-96 - 12-31-97 [*] excluding installation

Subject to [*] in Paragraph 12, Seller will retain ownership of the [*]. Seller may not, under any circumstances [*]. The [*] at no charge.

Buyer has no commitment to pay under this section if business is reduced or discontinued due to taking the business in house, or to another supplier under Sellers default as defined in Paragraph 25. Buyer shall have no further obligation as a result of such cancellation.

12.      SELLER/BUYER EQUIPMENT CLAIM:


     a. [*]

     b. [*]

     c. [*]

     d. [*]

13.      EQUIPMENT OWNERSHIP:

     [*]

14.      LICENSE AGREEMENT:

     [*]

15.      MAINTENANCE EXPENSES:

     Seller agrees to provide all normal and generally accepted maintenance and repair on molds/presses/tufting/packaging equipment without regard to ownership. Seller agrees to follow manufacturers maintenance recommendations.

__ Repair, Maintenance and Spare Parts Expenses

     [*]

16.      SECURITY

     Buyer will not unreasonably restrict representatives from the Thomas H. Lee Company or First National Bank of Chicago, Algememe Bank Nederland N.V. or West
L. B. Bank who need to briefly view molding and/or fusion as a part of their normal oversight responsibility. Seller agrees to provide 5 working days notice prior to any visit and permit Buyer to accompany the viewing. Seller further agrees that any bank representative will be required to sign a CDA prior to visiting the fusion department.

     Due to the special nature of the tufting and molding systems and other activities inside and outside the plant where competition would benefit from knowledge, Seller commits, to the best of its ability, to maintain security acceptable to Buyer. In particular, Seller will continue to provide a specially secure area for all tufting machines and for presses and other equipment/activities as special circumstances require. Buyer and Seller will work together to define security systems and Seller will be required to commit in writing to maintain security as mutually agreed. In no case is a current or potential customer or other person who might directly or indirectly compromise security have access to these areas. Only authorized employees, Buyer, and Buyer's subcontractors (with prior authorization in writing from Buyer) may have access to these areas.

Without regard to any mutual agreement or writing, Seller unconditionally agrees to make every reasonable effort to manage all P&G verbal and written data on a strict need to know basis with its personnel and with suppliers or any other person or company.

     Seller also agrees to manage employee transfers to minimize security problems and in all cases to advise P&G prior to the transfer and to have the employee sign a confidential disclosure agreement.

     Sellers failure to maintain security will be considered a default of contract that could jeopardize volume or duration.

17.      OPERATIONS:

     a. Six or seven day operation will be provided, if required, to meet sales demand. Cost premium, if any, will be limited to actual out-of-pocket expenses.

     b. Effective with the date of this contract, Anchor agrees to provide the following space within the plant:


                                        Sq. Ft                                            Sq. Ft.
     1. Currently improved fusion       34,000         Committed for expansion*             -0-
     2. Currently improved molding      12,000         Committed for expansion*            1,000
     3. Currently improved packaging     6,600         Committed for expansion*            6,000



     * through 12/31/97, thereafter space will be committed yearly.

     Cost to expand into currently unused space will be limited to the cost of upfit to standards required for the space.

     [*]

18.      INVENTORY:

     Seller agrees to make shipments on an as required basis using Buyer's shipping forecasts. Should it be necessary for Seller to hold a limited quantity of inventory to make Buyer's required shipments, there will be no charge to Buyer. Limited is defined as not over one million brushes and for not over 60 days per year. [*]

19.      MATERIAL SUPPLIED BY BUYER:

     [*]

20.      Material and Labor Savings

     Both companies agree that an aggressive mutual savings program will continue. Savings opportunities will be developed by both companies and in general the savings will be shared [*] with the exception of molding resin and nylon market changes where price changes will be passed on as they occur.

Specifically, the following criteria will apply to savings:

     When savings are expected to be less than [*]Year, sharing will be [*] without regard to who had the idea and cost to implement.

     When savings are expected to exceed [*] year, sharing will be determined by mutual discussion prior to beginning the project. Factors that will always be considered in addition to any other relevant factors are:

     --- Who generated the idea

     --- Capital/other cost to implement (qualification/equipment changes)

     --- Who will fund

     --- Personnel cost to implement (trips/staffing changes, etc.)

     The general sharing guideline will be to split the savings in proportion to the financial and personnel investment. Savings recap sheets will be used to capture key elements, who participated in the review and precisely how the savings will be split and for how long.

20.      SPECIFICATION CHANGES:

     If Buyer desires to make changes in the specifications of any of the commodity(ies) provided herein during the period of the Agreement, it shall be Buyer's privilege to do so, and any change in price shall be only the mutually agreed upon increased or decreased cost of material, labor, and equipment revisions involved in producing commodity(ies) under the revised specifications. If Seller is unable to produce the commodity(ies) in accordance with the new specifications established by Buyer within a reasonable time, but not more than 90 days, and at a price acceptable to both parties, Buyer shall have the option of purchasing such commodity(ies) from another source and terminating its obligations under this Agreement for the commodity(ies) involved. Major specification changes may, at Buyer's option, be subject to a separate inquiry and/or reallocation of business.

21.      WARRANTY:

     Seller warrants title and that the Commodity will be manufactured according to the specifications described in paragraph 5 and will be free from manufacturing defects and fit for use as a toothbrush. EXCEPT AS EXPRESSLY PROVIDED WHEREIN, THERE ARE NO OTHER WARRANTIES EXPRESS OR IMPLIED.

22.      ROBINSON-PATMAN:

     Seller warrants that the prices set forth in this Agreement are valid under the provisions of the Robinson-Patman (Price Discrimination) Act and all other pertinent laws, orders and regulations.

23.      FAVORED NATIONS:

     If, during the life of the Agreement the Seller sells any products or articles substantially the same as those listed herein at prices, including applicable freight equalization terms, lower than the prices then effective under this Agreement, said lower price shall apply on all goods thereafter shipped under this Agreement during the period of sale at such lower price to others, provided Seller can legally extend such lower price to Buyer.

24.      MEET OR RELEASE

     If at any time during the period of this Agreement Buyer can purchase commodity of like quality at a price which will result in a delivered cost to Buyer that is lower than the delivered cost of the material purchased hereunder, Buyer may notify Seller of such delivered cost and Seller shall have an opportunity of pricing material hereunder, within a reasonable time, but not more than 90 days, on such a basis as to result in the same delivered cost to Buyer. If Seller fails to do so or cannot legally do so, Buyer may purchase from the supplier of the lower delivered cost material, and any purchase made shall be held to apply on this Agreement, and the obligation of Buyer and Seller shall be reduced accordingly.

25.      TERMINATION:

     a. Should Buyer by reason of product reformulation, process change, package redesign, production changes, or other business reasons, including but not limited to competitive activity, safety or health issues, insufficient demand for Buyer's product, or change in Buyer's ability to produce the product, deem it necessary to reduce or discontinue its use of the commodity(ies) covered by this Agreement, Buyer shall have the right to reduce or discontinue Seller's shipments hereunder provided that any such reduction or discontinuance is in the same proportion as applied by Buyer to other suppliers, if any, supplying this material to Buyer, and provided further, that Buyer has given Seller not less than ninety (90) days' written notice of such reduction or discontinuance for non-safety or health-related reductions or discountenances.

     b. For safety or health-related reductions or discountenances, Paragraph 25A applies except Seller agrees to discontinue production immediately upon receipt of written notice from Buyer.

     c. Buyer may terminate if Seller's acts or omissions would be, but are not limited to:

     1.   Failure to maintain security

     2.   Failure to maintain safety and health standards

     3. Failure to provide a reliable work force and supervision of appropriate quantity and quality

     4. Failure to meet Buyer's reasonable requirements for quantity/quality/timely shipment of product

     5.   Any other material breach or default hereunder

     d. Either party may provide written notice of breach or default to the other, specifying the breach or default and granting a period of ten (lO) days in case of non payment and forty-five (45) days with respect to all other breaches or defaults to substantially cure the breach or default. The parties will work cooperatively in order to resolve the problem. In the event of a failure to cure, the non-defaulting party may terminate without obligation and may exercise any remedies under the law.

26.      FORCE MAJEURE:

     Fire, flood, strikes, lockout, epidemic, accident, shortage of customarily used transportation equipment (or suitable substitutes), or other causes beyond the reasonable control of the parties, which prevent Seller from delivering or Buyer from receiving and/or using the commodity(ies) covered by this Agreement, shall operate to reduce or suspend deliveries during the period required to remove such cause. In the event of reduced deliveries by Seller under the provisions of this Paragraph, Seller shall allocate its available supply of commodity, component raw materials, and related manufacturing facilities among purchases and Seller's divisions, departments, and affiliates on such basis that Buyer's percentage reduction will not be greater than the overall percentage reduction in total quantity of commodity, component raw materials, and related manufacturing facilities Seller had available for supply. Any deliveries suspended under this Paragraph shall be canceled without liability, and the Agreement quantity shall be reduced by the quantities so omitted.

     In the event non-availability of raw materials cause Seller to reduce shipments to Buyer, Seller agrees to give Buyer the option to provide such raw materials to Seller at a price not to exceed market price. If Buyer provides such raw materials to Seller at such price, Seller will increase deliveries of commodity to Buyer by the amount produced with raw materials supplied by Buyer up to the quantity specified in the Agreement.

27.      LABOR LAWS COMPLIANCE:

     Whether this Agreement refers to manufactured items or to work, Seller warrants and agrees that it has complied, and will comply, with (1) Fair Labor Standards Act as amended, and (2) Social Security and Workman's Compensation Laws as amended, if work is done on Buyer's premises, and (3) all other applicable laws, codes, regulations, rules and orders. Seller agrees to indemnify Buyer and save Buyer harmless if Seller fails to comply with the foregoing, and in the evens of such failure Buyer may, in addition, cancel this Agreement.

28.      FEDERAL FOOD, DRUG, AND COSMETIC ACT AND RELATED LAWS COMPLIANCE:

     If this Agreement relates to the purchase of any food, drug, cosmetic or device, or substance the intended use of which results or may reasonable be expected to result, directly or indirectly, in its becoming a component or otherwise affecting the characteristics of any food (including any substance intended for use in producing, manufacturing, packing, processing, preparing, treating, packaging, transporting, or holding food), Seller hereby guarantees that the article comprising each shipment or other delivery now or hereafter made by Seller to Buyer, as of the date of such shipment or delivery, is not adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act, as amended, or within the meaning of applicable State laws or Municipal ordinances in which the definitions of adulteration and misbranding are substantially the same as those contained in the above Act, and not an article which may not, under the provisions of Section 404 or 505 of the Act, be introduced into interstate commerce; and, that if any such article is a coal-tar color or contains a coal-tar color, that said color was manufactured by Seller, and is from a batch certified in accordance with the applicable regulations promulgated under the Federal Food, Drug, and Cosmetic Act, as amended, or that Seller has in its possession a guaranty to the same effect from the manufacturer of said color.

29.      EQUAL EMPLOYMENT OPPORTUNITY:

     Some of the material or services covered by this Order is to be used on a contract with the Federal Government to which the provisions of Section 202 of Executive Order 11246, Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974 and Section 503 of the Rehabilitation Act of 1973 apply, and consequentially, the provisions of Section 202, Section 402 and Section 503 will become binding upon the vendor upon acceptance of the order, if this order exceeds $10,000 or applies against a contract exceeding $10,000 in one year with respect to Sections 202 and 402, and $2,500 with respect to Section 503. Regulations under the Executive Order, The Vietnam Era Veterans Readjustment Assistance Act and the Rehabilitation Act may require Seller to develop an Affirmative Action Compliance Program, to file an Employee Information Report EEO-1 or other reports as prescribed, and to certify that its facilities are not segregated on the basis of race, color, religion, or national origin. (See 41 CFR 60.)*

30.      PATENT INFRINGEMENT:

     By acceptance of this agreement and in consideration thereof. Seller warrants and agrees that it will defend any suit that may arise against the Buyer or any subsidiary or affiliated company thereof for alleged infringement of any patents relating to any article or articles furnished hereunder, and that the Seller will indemnify and save harmless the Buyer and any subsidiary or affiliated company thereof, against any loss, including damages, costs and expenses, including attorney's fees, which may be incurred by the assertion of any patent rights by other persons. This clause shall be considered inapplicable to agreements covering basic raw materials and basic structural material which are unpatented and unpatentable. Buyer agrees to hold Seller harmless with respect to liability for infringement of a design patent by reason of making or furnishing to Buyer hereunder, any article or articles the ornamental appearance of which was specified by Buyer and not offered by Seller as an option.

31.       SELLER OWNERSHIP CHANGE:

     Seller agrees that in the event that sale of its business or the segment of its business used to supply product under this agreement, is considered during the initial term of this agreement or during any of the 3 optional years, Seller will consult Buyer in accordance with the August 28,1990 letter from Thomas H. Lee Company (Attachment II).

32.      FDA 483 NOTICE:

     Seller agrees to notify Buyer in writing within 5 working days of receipt of a formal notice or information given to Seller by the FDA which Seller understands will result in a formal notice.

Notification is not required if the 483 pertains to a specific operation used only on a product made for another customer. Any notice relating to general or specific plant operation where Buyer process would or could be effected requires that Seller notify Buyer.

33.      ION:

     Seller agrees to develop and maintain an ION (electronic mail) interface with Buyer.

34.      ENTIRE AGREEMENT:

     This Agreement and the CDA's between the parties dated 4/13/89 and 9/25/89 supersede all existing understandings, contracts, memoranda and correspondence between the Buyer and the Seller which in any way affect the Seller's obligation to manufacture and sell and the Buyer's obligation to buy the Commodity during the term. This Agreement many be modified or amended only by a written document signed by both parties.

35.      NOTICES:

     All notices relating to said Memorandum of Agreement shall be in writing and sent by certified mall, overnight or express delivery or facsimile transmission or delivered in person and shall be deemed delivered upon receipt.

THE PROCTER & GAMBLE MANUFACTURING CO. (Buyer)

By: /s/ T. C. White                     Date  12/16/93
    ------------------------------            ---------------------------------

Name T. C. White                        Title Health Care Product Supply Manager
     -----------------------------            ----------------------------------

ANCHOR ADVANCED PRODUCTS, INC. (Seller)

 By /s/ Robert T. Parkey                Date  12/14/93
    -----------------------------             ---------------------------------
 Name Robert T. Parkey                  Title Exec. Vice President and
    -----------------------------             ---------------------------------
                                              General Manager -Dental/Medical

                                 ATTACHMENT II
                                 -------------


Thomas H. Lee Company 75 State Street Boston, Massachusetts 02109 Telephone 617-227-1050 Fax 617-227-3514


                                        August 28, 1990


Mr. James Rauth
Purchasing Manager
Proctor & Gamble
Sharon Woods Technical Center
11511 Reed-Hartman Highway
Cincinnati, OH  45241

Dear Mr. Rauth:

     At Bob Parkey's request, I want to follow up on John Child's letter of May 29th. In particular, I would like to elaborate on the manner in which we would propose to consult with you regarding any future sale of Anchor Advanced Products. As we discussed, such involvement on the part of key customers is unusual in our experience. However, in light of the importance of the relationship between Anchor and Proctor & Gamble, and the proprietary nature of the product you are developing, we feel strongly that your company's comfort and confidence regarding a new owner is in the best interest of all parties.

     We would suggest the following as a framework for your participation:

     a) Proctor & Gamble would be informed, on a confidential basis, when the Board of Directors of Anchor has made a decision to pursue the sale of the business;

     b) Proctor & Gamble would be provided with a list of all parties who make formal offers or express strong interest in acquiring Anchor in the course of any sale process; and

     c) At the point in time when the list of likely acquirors has been narrowed to a reasonably small group, Proctor & Gamble would be afforded the opportunity to meet with Thomas H. Lee Company and Anchor's senior management to discuss each of the buyers and express particular issues and concerns that any of them might raise from Proctor & Gamble's perspective.

Letter to James Rauth
August 28, 1990
Page Two


     I hope that this framework give you comfort that you will have a full opportunity to consult with us during a process of sale. Please feel free to call me or John Childs if you have any questions regarding this approach.

                                        Very truly yours,

                                        /s/ Scott A. Schoen
                                        -------------------
                                        Scott A. Schoen
                                        Vice President


SAS:slu
cc:  Robert Parkey